Exhibit 99.1

NeurogesX, Inc.

Stephen Ghiglieri

Executive Vice President, COO

and CFO

(650) 358-3310

sghiglieri@neurogesx.com

NeurogesX Grants Equity Awards Under Its 2011 Inducement

Stock Plan

San Mateo, Calif., (February 3, 2012) – NeurogesX, Inc. (Nasdaq: NGSX), a specialty pharmaceutical company focused on developing and commercializing a portfolio of novel non-opioid, pain management therapies, today announced that the Board of Directors granted equity awards under its 2011 Inducement Stock Plan (the “Plan”) to its recently appointed President and Chief Executive Officer Ronald A. Martell. The Plan was originally adopted by the Board of Directors in September 2011 pursuant to NASDAQ Listing Rule 5635(c)(4) as a means of making stock grants to senior executives as an inducement to their joining the Company.

Under the Plan, NeurogesX has granted non-qualified options to its President and Chief Executive Officer to purchase a total of 500,000 shares of its common stock. This grant was made as of January 30, 2012 at an exercise price of $1.07 per share, which is equal to the closing price of the Company’s stock on the NASDAQ Global Market on the date of grant. The grant has a ten-year term and vests over four years with one quarter (1/4) of the shares vesting on the first anniversary of the grant date and an additional one forty-eighth (1/48) of the total shares vesting monthly thereafter, subject to continued service through each applicable vesting date.

In addition, NeurogesX granted 100,000 restricted stock units (“RSUs”) to its President and Chief Executive Officer under the Plan on January 30, 2012. These RSUs vest over four years with one quarter (1/4) of the shares vesting on the first anniversary of the grant date and an additional one quarter (1/4) of the total number of shares vesting each year thereafter, subject to continued service through each applicable vesting date.

About NeurogesX, Inc.

NeurogesX, Inc. (Nasdaq: NGSX) is a specialty pharmaceutical company focused on developing and commercializing a portfolio of novel non-opioid, pain management therapies to address unmet medical needs and improve patients’ quality of life.

The Company’s lead product, Qutenza, is a localized dermal delivery system containing prescription strength capsaicin that is currently approved in the United States and the European Union. Qutenza is now available in the United States for the management of neuropathic pain associated with postherpetic neuralgia (PHN). In Europe, Qutenza is being marketed by Astellas Pharma Europe Ltd. (Astellas), the European affiliate of Tokyo-based Astellas Pharma Inc., for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain.

The Company has submitted a supplemental new drug application (sNDA) to expand the U.S. label for Qutenza for the management of pain due to HIV-associated peripheral neuropathy (HIV-PN) previously referred to as HIV-associated neuropathy (HIV-AN) and HIV-distal sensory polyneuropathy (HIV-DSP).

The Company’s most advanced product candidate, NGX-1998, is a topically applied liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions such as PHN. NGX-1998 has completed three Phase 1 clinical trials and one Phase 2 clinical trial in PHN patients.

The Company’s early-stage pipeline includes pre-clinical compounds which include a number of prodrugs of acetaminophen. The Company has evaluated certain of these compounds in vitro and in vivo.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the Act). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include but are not limited to statements regarding: potential expansion of the U.S. label for Qutenza to include management of pain due to HIV-associated peripheral neuropathy (HIV-PN). Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: difficulties or delays in the further development of Qutenza for additional indications, including difficulties or delays in receipt of FDA approval of the sNDA to expand the U.S. label for Qutenza for the management of pain due to HIV-PN; market acceptance of Qutenza in already approved indications may not be sufficient to support further pursuit of an expanded label for Qutenza; and Qutenza, NGX-1998 and NeurogesX’ other product candidates may have unexpected adverse side effects. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.

Additional Contacts
The Ruth Group
Stephanie Carrington (investors)	Victoria Aguiar (media)
(646) 536-7017	(646) 536-7013
scarrington@theruthgroup.com	vaguiar@theruthgroup.com